Galaxy Gaming Reports Q2 2020 Financial Results

LAS VEGAS, August 19, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today its financial results for the fiscal quarter ended June 30, 2020.

Financial Highlights

Q2 2020 vs. Q2 2019

•	Revenue decreased 88% to $664K
•	Adjusted EBITDA decreased 159% to $(1,420)K1
•	Net loss of $(2,207)K vs. net income of $1,055K

H1 2020 vs. H1 2019

•	Revenue decreased 52% to $5,158K
•	Adjusted EBITDA decreased 98% to $80K2
•	Net loss of $(2,090)K vs. net income of $1,516K

Balance Sheet Changes (vs. December 31, 2019)

Cash decreased 1% to $9,641K

Total debt (gross) was unchanged at $48,019K

Stockholders’ deficit increased to $(29,351)K

Executive Comments

“The second quarter of 2020 was painful for everyone in the global casino industry,” said Todd Cravens, Galaxy’s President and CEO. “We earned virtually no revenue from our land-based clients, almost all of whom were shut for the entire quarter.  We used the time to develop new games and technologies that we hope to introduce later this year.  Our online gaming business continued to perform well, and we expect to close our acquisition of Progressive Games Partners LLC later in August, which will allow us to

[1]	Adjusted EBITDA in Q2 2020 excludes approximately $480K of legal and other expenses related to our litigation with Triangulum Partners LLC.
[2]	Adjusted EBITDA in H1 2020 excludes approximately $653K of legal and other expenses related to our litigation with Triangulum Partners LLC.

work more closely with our iGaming clients.”

“Our liquidity remained stable in Q2 as we drew down on our revolver and accessed funds through the PPP program,” stated Harry Hagerty, Galaxy’s CFO.  “We have been current in payments of interest and principal on our debt obligations even as our revenues were significantly diminished.  However, going forward, we expect that the second-quarter results will negatively affect our ability to meet one or more of the financial covenants in our bank debt, and we are pleased that Nevada State Bank has agreed to forbear enforcing certain of the covenants through the first quarter of 2021.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Robyn Brewington (702) 936-5216

Investors:Harry Hagerty (702) 938-1740